Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2006 (except for note 23, which is as of May 25, 2006) in the Registration Statement on Form 20-F of Tm Bioscience Corporation dated June 7, 2006 for the registration of 47,715,224 shares of common stock.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Accountants

Toronto, Canada
June 7, 2006